Content Schedule

1.
This Content Schedule incorporates the terms of the Master Global Content Agency Agreement (the “Master Agreement”) between Vodafone Group Services Limited (“VGSL”), registered in England (registered number 3802001), having its registered office at Vodafone House. The Connection, Newbury, Berkshire RG14 2FN, United Kingdom and the Content Provider (as defined below) dated 17 December 2004.

2.
When signed by VGSL and the Content Provider this Content Schedule is a standing offer by the Content Provider of the applicable Content (as defined below) to all Vodafone Group Companies on the terms of the Master Agreement and this Content Schedule.

3.	A Vodafone Group Company may accept the standing offer by completing and signing the Contract Acceptance Notice and following the procedure set out in the Master Agreement.

1.	Content Provider	Waat Media Corporation; United States of America; Company reg. 2512380; Address: 18226 Ventura Blvd. Suite 102, Tarzana, CA 91356.

2.	Content	Content Provider will provide a minimum of two channels which may be included in the Vodafone mobile TV offering:

1. ‘Blue’ (which may have an alternative name in different Territories)- This will take the form of a two hour loop, updated by the Content Provider 5 days per week (Monday-Friday), or a suitable refresh rate which suits both the delivery requirements and commercial customer proposition and is agreed by both parties, with the intent of offering the above refresh rate when commercially and technically viable. The channel shall be presented by a local presenter and/or local graphics will ensure a local feel to the channel, conforming to the highest television editorial and production standards. A language agnostic version may be made available for smaller markets as agreed between the Parties. The channel shall be produced in accordance with broadcast quality production values including “mobile sized” sensual clips, with captivating fillers and entertaining bumpers. The channel shall consist of segmented programming, just like on television networks and will feature quality brands and top tier content.

2.The Parties also intend to include a ‘Playboy’ channel which will be included in this Content Schedule upon agreement in writing (which shall include agreement by email) by the Parties. The ‘Playboy’ channel shall take the form of a two hour loop, updated by the Content Provider 5 days per week (Monday - Friday), or a suitable refresh rate which suits both the delivery requirements and commercial customer proposition and is agreed by both parties with the intent of offering the above refresh rate when commercially and technically viable. The channel shall be presented by a local presenter and/or local graphics will ensure a local feel to the channel, conforming to the highest television editorial and production standards. A language agnostic version may be made available for smaller markets as agreed between the parties. The channel shall consist of broadcast quality production values including “mobile sized” sensual clips, with captivating fillers and entertaining bumpers.

Content Provider confirms that it understands the difference between US and local European tastes and will ensure that the Content fully reflects this difference.

No third party advertising shall be included in the Content unless otherwise specified by VGSL.

3.	Content Provider Branding Guidelines	The Content Provider shall brand the Content in accordance with Section 2 of this Content Schedule

4.	Marketing Materials	The Content Provider will provide marketing materials as requested by VGSL and/or the Vodafone Group Companies from time to time.

5.	Content Provider Revenue
For 'Blue', Content Provider Revenue shall be [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] of Net Revenue, less all the Deductions. It is understood that Deductions (if any) shall be deducted from the Content Provider Revenue actually paid to the Content Provider in accordance with : Clause 10.2.
.
For 'Playboy', Content Provider Revenue shall be [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] of Net Revenue, less all the Deductions. It is understood that Deductions (if any) shall be deducted from the Content Provider Revenue actually paid to the Content Provider in accordance with Clause 10.2.

The Content Provider and VGSL shall seek to agree reasonable commercial models for 'promotional' content and bundled content as and when requested by VGSL or a Vodafone Group Company

6.	Content Protection	Clause 8.1 to 8.9 of the Master Agreement are not applicable. The content will be streamed in H.263 or MPEG 4 or otherwise as decided by VGSL.

7.	Hosting
Vodafone shall be responsible for hosting the Content initially but the Content Provider agrees that on request by Vodafone, the Content Provider shall be responsible for hosting the Content at no additional cost to Vodafone.

8.	Languages
As per section 2 of this Content Schedule, the Content shall be presented by a local presenter and shall be available in a minimum of English, French, German, Italian and Spanish (EFIGS) and any other languages as may be reasonably requested by VGSL from time to time. A language agnostic version of the Content shall be made available to those markets where it is not commercially viable to produce a non-EFIGS language.

9.	Territories	‘Blue’ - Worldwide ‘Playboy’ - Worldwide excluding UK, Eire, Sweden, Austria, Italy, Australia, New Zealand, Hong Kong, Thailand.

10.	Mobile Devices	All mobile devices

11.	Format
The Content Provider shall at its cost ensure that the Content is capable of supporting all Formats, which may be specified, by VGSL or the Vodafone Group Companies (the “Format”) from time to time. The Content Provider shall not change or vary the Format without Vodafone’s prior written consent.

12.	Purchase Options	Not applicable.

13.	VGSL Certification	Not applicable.

14.	Delivery Timetables	As requested by the Vodafone Group Companies. However the Content Provider should be able to deliver the content from 1 August 2005,or earlier depending on specific market requirements.

15.	Relevant Contacts
The Content Provider:
Technical-
Camill Sayadeh
Tel: +1 818 708 9995
Mob: +1 818 723 2488
Fax: +1 818 708 0598
camill@waatmedia.com

Commercial-
Adi McAbian
Tel: +1 818 708 9995
Mob: +1 818 644 1300
Fax: +1 818 708 0598
adi@waatmedia.com

Financial-
Lena Barseghian
Tel: +1 818 708 9995
Mob: +1 818 652 6497
Fax: +1 818 708 0598
lena@waatmedia.com

VGSL-
Commercial - Andrew Stalbow
Tel: +44 207 212 0591
Mob: +44 7717 618 919
Fax: +44 207 212 0701
E-mail: andrew.stalbow@vadofone.com

16.	Tax Residence	The same country as the registered address of the Content Provider set out above.

17.	Content Provider’s bank account details for electronic transfer payments	Payment by VGSL, to the Content Provider shall be made by BACS to the following bank account: EAST WEST BANK 18321 Ventura Blvd. Tarzana, CA 91356 Account Name: The Waat Corporation

Account Number: 8270-2648
ABA# 322070381

The currency of this Agreement shall be in Euros. All financial reports, statements, invoices, charges and payments made by one Party to the other shall be in Euros.

18.	Special Conditions
1. The Content Provider will comply with all VGSL/Vodafone content standards guidelines and policies as have been worked on in conjunction with the Content Provider and / or have been provided to the Content Provider as may change from time to time. Content Provider agrees that Content provided in accordance with Section 2 of this Content Schedule will vary according to the Content Standard rating in each Territory, and that Content supplied shall always adhere to such rating as-agreed by the Vodafone Group Company locally. Content Provider shall also provide reasonable assistance to help create such standards and guidelines as agreed from time to time.

The current Content Standards Classification Matrix and associated Vodafone Group Company ratings dated April 2005 is attached. The Content Provider acknowledges that this will be updated and will change over time, and that the Content Provider is responsible for ensuring it delivers Content in accordance with the rating specified by each Vodafone Group Company as such rating may be amended from time to time.

Where a Vodafone Group Company has indicated in the Content Standards Classification Matrix that Content with a higher rating than other Content may be provided behind its access controls solution, the Content Provider shall ensure that higher rated Content is only accessible behind the access controls solution.

2. The Commencement Date for each individual Contract may, at the election of each relevant Vodafone Group Company, be either (a) the Commencement Date as defined in the Master Agreement; (b) 29 September 2003; or (c) a date in between (a) and (b) specified by each relevant Vodafone Group Company.

3.  Clause 15.2 of the Master Agreement shall not apply to this Content Schedule.

4.  In addition to its obligation in Clause 6.7 of the Master Agreement, Content Provider shall be responsible for obtaining all licences, clearances, permissions, waivers, approvals or consents required in order to enable Vodafone and VGSL to exercise the rights granted to VGSL and Vodafone   in the Master Agreement and each  relevant  Contract including  without limitation,  obtaining  any  necessary clearances and consents from, making royalty or other payments to the owners of the applicable Intellectual Property Rights (including payment of any Collecting Society Royalties). In the event that VGSL or Vodafone is required to obtain any clearances and consents or to make royalty or other payments, Content Provider shall reimburse VGSL and Vodafone for any costs incurred in obtaining such clearances and consents and for the amounts of such royalties or other payments.

5.  In the event that the Content contains any Intellectual Property Rights in which the  Content Provider has not been able to obtain  all  licences,  clearances, permissions, waivers, approvals or consents referred to in Special Condition 4 above, Content Provider shall notify VGSL and Vodafone and shall give VGSL and Vodafone the option of including alternative content.

Signed on behalf of VGSL:	Signed on behalf of Content Provider:

/s/ Graeme Ferguson	/s/ Camill Sayadeh
VGSL authorised signatory	Content Provider authorised signatory

Print name: Graeme Ferguson	Print name: Camill Sayadeh

Position: Director of Global Content Development	Position: COO

Date signed: 13TH JULY 2005	Date signed: JULY 5TH 2005

*WE HAVE REQUESTED CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS CONTAINED IN THIS EXHIBIT. THE COPY FILED AS AN EXHIBIT OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.*